EXHIBIT 99.1

American National Announces First Quarter 2020 Results

GALVESTON, Texas, May 05, 2020 (GLOBE NEWSWIRE) -- American National Insurance Company (NASDAQ: ANAT) announced a net loss for the first quarter of 2020 of $220.4 million or $8.20 per diluted share, compared to net income of $258.2 million or $9.60 per diluted share for the same period in 2019. The decrease in net income for the first quarter of 2020 was primarily driven by an after-tax net loss on equity securities of $262.7 million or $9.77 per diluted share due to the negative impact of changes in the fair value of equity securities associated in part with the novel coronavirus (COVID-19) and its related economic impacts beginning in March of 2020. In comparison, favorable equity market returns during the first quarter of 2019 produced an after-tax net gain of $163.0 million or $6.06 per diluted share in that period.

In addition, the net loss for the first quarter of 2020 also included an after-tax net realized investment loss of $22.4 million or $0.83 per diluted share compared to after-tax net realized investment earnings of $35.7 million or $1.33 per diluted share for the same period in 2019. The after-tax net realized investment loss in 2020 included an expense of $38.2 million or $1.42 per diluted share due to changes in credit losses resulting from our adoption of new accounting guidance(1) which was not effective and had no impact on the first quarter of 2019.  We also had less gains on sales of real estate investments in joint ventures in 2020 compared to the same period in 2019 when real estate market conditions were more favorable.

After-tax adjusted net operating income for the first quarter of 2020 increased to $64.7 million or $2.40 per diluted share compared to $59.5 million or $2.21 per diluted share for the same period in 2019. Stronger earnings in our life and property and casualty segments were partially offset by the negative impact of changes in mark-to-market reserves in our annuity segment in the first quarter of 2020 compared to 2019. In the opinion of the company's management, after-tax adjusted net operating income, which is a non-GAAP measure, is meaningful to provide an understanding of the significant factors management uses to evaluate the periodic results of operations and financial condition of the Company’s core operations.

In regard to COVID-19, American National is currently fully operational with 98% of our back-office employees working remotely using access technologies and data security measures that were already in place prior to the start of COVID-19 pandemic. We continue to assess the impact of COVID-19 on the entirety of our business; however, there are still many uncertainties. Specific to the three months ended March 31, 2020, the most significant impact was the extreme market volatility and economic disruption related to COVID-19 leading to the aforementioned net losses on equity securities. The full financial impact cannot be accurately assessed given the high uncertainty related to the wide-ranging social, economic and financial consequences and the possible effects of ongoing and future governmental actions. American National may see an increased level of claims, a reduction in sales, an increased level of asset impairments, and reduced investment income during 2020 related to the impacts of COVID-19. Additional discussion about our response to COVID-19 and its possible impacts on us will be contained in our Form 10-Q for the quarterly period ended March 31, 2020, which we expect to file on a timely basis with the Securities and Exchange Commission.

(1) Effective January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

Additional Highlights Summary:

  Total life insurance in force increased by $1.9 billion to $120.0 billion since December 31, 2019
  Book value per diluted share as of March 31, 2020 was $208.28, compared to book value per share of $222.74 on December 31, 2019. The decrease in book value is primarily the result of a $9.77 per diluted share net loss on equity securities.

A reconciliation of adjusted net operating income, a non-GAAP measure, to GAAP net income is included in the following table.

American National Consolidated Financial Highlights
(Preliminary & Unaudited in millions, except per share data)

	Quarters Ended March 31,
	2020	2019
Net income (loss) (GAAP basis)	$(220.4)	$258.2
Adjustments to eliminate the impact of:
Unrealized gains (losses) on equity securities	$(263.5)	$160.3
Net gains on equity securities sold	0.8	2.7
Net gains (losses) on equity securities	$(262.7)	$163.0

Adjustments to eliminate the impact of:
Net realized investment gains	$3.2	$2.3
Change in credit loss (1)	(38.2)	—
Equity in earnings of unconsolidated affiliates	12.4	32.0
Net loss attributable to noncontrolling interest	(0.2)	(1.4)
Net realized investment earnings (losses)	$(22.4)	$35.7

Adjusted net operating income(2) (non-GAAP basis)*	$64.7	$59.5

Per diluted share
Net income (loss) (GAAP basis)	$(8.20)	$9.60
Net gains (losses) on equity securities	(9.77)	6.06
Net realized investment earnings (losses)	(0.83)	1.33
Adjusted net operating income(2) (non-GAAP basis)*	$2.40	$2.21

Weighted average number of diluted shares upon which computations are based	26,891,675	26,891,904

	As of
	March 31, 2020	December 31, 2019
Book value per diluted share	$208.28	$222.74

*	This measure is non-GAAP because it is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of certain items listed in the footnote 2, which can fluctuate in a manner unrelated to core operations due to factors such as market volatility, interest rate changes and credit risk. In the opinion of the Company’s management, inclusion of this non-GAAP measure is meaningful to provide an understanding of the significant factors that comprise the Company’s periodic results of operations and financial condition.

(1)	Effective January 1, 2020, the Company adopted a new accounting standard that significantly changes how it estimates credit losses for most of our investments, reinsurance recoverables and certain other assets. Upon adoption, a cumulative effect adjustment was made reducing equity by $34.7 million or $1.29 per diluted share. Beginning in the first quarter of 2020 changes in the estimate of these expected credit losses are recognized through income. The total change in credit loss for the first three months of 2020 reduced net income by $38.2 million or $1.42 per diluted share. The new guidance was not effective and had no impact on 2019.

(2)	Adjusted net operating income excludes the after-tax impact of net gains (losses), both realized and unrealized, on equity securities and net realized investment earnings. Realized investment earnings (losses) are comprised of realized investment gains on assets excluding equity securities, changes in credit loss, and earnings (losses) from our equity in unconsolidated affiliates and non-controlling interests.

American National is a family of companies that has, on a consolidated GAAP basis, $27.8 billion in assets, $22.2 billion in liabilities and $5.6 billion in stockholders’ equity. American National, founded in 1905 and headquartered in Galveston, Texas, and its subsidiaries offer a broad portfolio of products and services, which include life insurance, annuities, property and casualty insurance, health insurance, credit insurance, and pension products. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company, the parent company, has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: Timothy A. Walsh (409) 766-6553